                              EMPLOYMENT AGREEMENT

         AGREEMENT made the 9th day of February, 1998 between INTERCARGO CORPORATION, a Delaware corporation (hereinafter referred to as "Intercargo" or "Employer") and ROBERT LYNYAK (hereinafter referred to as the "Employee").

         WHEREAS, Intercargo is an insurance holding company which itself or through its related or affiliated entities, sells and/or underwrites surety bonds (including U.S. customs bonds), marine cargo insurance, errors and omissions insurance and other lines, and through its own agencies, independent agencies and/or various sub-producers sells the said insurance products of Intercargo and of its related or affiliated entities and of other insurance companies, and engages in such other lawful business which it may pursue from time to time:

         WHEREAS, Employee wishes to be employed by Intercargo to perform management and executives services for it and subsidiaries; and

         WHEREAS, Employee is willing to be employed by Intercargo, and Intercargo is willing to employ Employee, on the terms and conditions hereinafter set forth.

         WHEREAS, Intercargo and Employee agree that this Agreement will supersede the terms and conditions of any and all prior understandings and past practices between them regarding employment, whether written or oral.

         NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants contained herein and other valuable consideration, the receipt of which is hereby acknowledged, Intercargo and Employee hereby agree as follows:

1. TERM. The term of this Agreement (the "Term") shall commence on the date hereof and, subject to the terms and conditions contained herein, shall continue for a period of one (1) year. Thereafter, should Employee wish to remain employed and should Intercargo wish to continue to employ Employee, this Agreement shall continue and have full force and effect, except that either party, subject to the provisions of paragraphs 4, 5 and 6 herein, may terminate the Agreement for any reason and at anytime, with 30 days' written notice to the other party. The provisions of sections 7 through 12 shall survive termination.

2.       DUTIES AND PLACE OF EMPLOYMENT.



         (a) Employee shall serve as Senior Vice President of Intercargo Corporation, Senior Vice President of Intercargo Insurance Company, and President of Intercargo Insurance Company Hong Kong Ltd., including administrative, sales, marketing, other executive services and other duties which may be assigned by the President of Intercargo. Initially, the Employee have the responsibilities and goals set forth on Exhibit A attached hereto. Employee shall faithfully, industriously and the best of his ability and talent perform all duties that may be required of and from him. Employee agrees to devote substantially all of his business time and attention (except for permitted vacation periods, reasonable time to pursue passive personal investments and reasonable periods of illness) to the business and affairs of Intercargo and its subsidiaries.

         (b) Employee while in the United States shall be permitted to maintain office facilities in and perform his duties in and from New York and New Jersey offices as well as Schaumburg, Illinois.

3. COMPENSATION. For all the services to be rendered by Employee hereunder, Intercargo agrees to pay Employee:

         (a)      BASE SALARY.

                  i. An annual salary of Two Hundred Thousand Dollars ($200,000.00), payable periodically in accordance with Intercargo's regular compensation payment schedule;

                  ii. Employee shall be entitled to an annual salary review beginning in January 1999; however, whether Employee shall receive any increase in salary is in the discretion of the President of Intercargo and subject to approval of the Compensation Committee of the Board of Directors.

         (b) BONUS. Employee shall be eligible to participate in any Executive Incentive Compensation Plan ("Plan") for calendar years 1998 and beyond as a Vice President. The current Plan is set forth on Exhibit B which is attached hereto. The Employer reserves the right to amend, replace or terminate the Plan in its sole discretion. Whether Employee shall receive a bonus at any time shall be in the sole discretion of the President of Intercargo subject to approval of the Compensation Committee of the Board of directors.

         (c) EMPLOYEE BENEFITS. Employee shall be entitled to benefits under and in accordance with the terms and conditions of any pension or profit sharing plan, disability income plan, group insurance plan, hospital and surgical benefit plan, or any other incentive, retirement or employee benefit plan for which senior executive employees of Intercargo generally are eligible. Nothing herein, however, shall be construed to either create an employee benefit if none presently exists or prevent the alteration or termination of an employee benefit for similarly situated employees of Intercargo.

         (d) VACATION: TIME OFF. Employee shall be entitled to take such holidays and sick leave as Intercargo may reasonably determine, consistent with the performance of his duties hereunder and the then current policies of Intercargo in respect to such matters. Notwithstanding any current policies of Intercargo with respect to vacation, however, Employee shall be entitled to four weeks vacation "annually." Annually shall be defined by the term year. Employee may "carry over" up to two weeks of unused vacation days to the following contract year. In no event, however, shall employee be entitled to accumulate a total of more than two weeks of time from prior contract years.

         (e) EXPENSES. Intercargo agrees to pay reasonable expenses of Employee incurred in connection with Employee's execution of his duties hereunder, including regular travel expenses between Employee's home in New Jersey and Schaumburg, Illinois.

         (f) AUTOMOBILE. Employee shall be entitled to an Intercargo leased automobile or an auto allowance not to exceed $750 per month.

         (g) COMPANY LEASED APARTMENT. Intercargo agrees to provide you with a company-leased apartment for your use during your periods "in residence" in Schaumburg, Illinois.

         (h) STOCK OPTIONS. In consideration of this Agreement and pursuant to Intercargo Corporation's Non-Qualified and Incentive Stock Option Plan dated July 28, 1987, as amended, (the "Plan"), Employee shall be issued an award agreement dated as of the date of this Agreement (the "Award Agreement"), granting Employee the option rights to acquire 20,000 shares of common stock of Intercargo ("Common Stock"). The Award Agreement shall provide that the stock options exercise rights shall vest at a rate of 4,000 shares on each anniversary of this Agreement in the years 1999, 2000, 2001, 2002, and 2003 provided that Employee is employed by Intercargo at such times, and may otherwise be exercisable thereafter within the maximum period allowed by applicable law and the terms of the Plan. The purchase price for a share of Common Stock under the Award Agreement shall be based on the closing market price on the date you commence your employment with Intercargo.

4.       TERMINATION.

         (a) FOR CAUSE. During the initial term of this Agreement, Employer may terminate this Agreement and immediately discharge Employee for the following reasons: violation or the provisions of paragraphs 7 or 8 herein; failure satisfy mutually agreed upon reasonable goals for operating results or performance standards ("financial cause"); breach of any material covenants or agreements under this Agreement; failure of Employee to conduct all of his activities, both business and personal, with full ethical and moral propriety; conviction of a crime or moral turpitude, or conduct constituting fraud, dishonesty or non-disability substance abuse; provided, however, that during the first year of this Agreement, termination for "financial cause" as set forth above shall not be considered "for cause." Any termination by Employer pursuant to this paragraph shall be made by Employer in its sole discretion, but shall be made reasonably and in good faith. In the event of termination for cause, Employer shall have no further financial obligation to Employee except as may be required by law.

         (b) WITHOUT CAUSE. In the event of termination by the Employer of the Employee's employment for any reason other than for cause, disability or death (all as defined herein), Employee shall receive one year's compensation in periodic installments in accordance with Intercargo's regular compensation plan.


5. TERMINATION UPON DISABILITY. If Employee is unable to perform the essential functions of his or her position by reason of illness or incapacity for a period in excess of any absence authorized by Employer, but not less than six (6) months or, in the event of a disability as defined under the American with Disabilities Act which materially interferes with Employee's ability to perform the essential tasks of his responsibilities, even with Employer's reasonable accommodation of Employee's disability (unless reasonable accommodation would present undue hardship to Employer) , this Agreement shall be terminated. Employee shall be entitled to participate in Employer's long-term disability program, to the extent Employee is qualified and entitled.

6. TERMINATION UPON DEATH DURING EMPLOYMENT. If Employee dies during the term of this employment, this Agreement shall terminate and Employer shall pay to the estate of Employee the compensation which would otherwise be payable to Employee up to the date of Employee's death, subject to the right of Employer to set-off any amounts due and owing by Employee to Employer.

7.       CONFIDENTIALITY:  NON-SOLICITATION OF EMPLOYEES:  NON-DISPARAGEMENT.

         For purposes of this paragraph 7, and paragraphs 8 through 12, the term Intercargo shall include Intercargo and all related and affiliated entities, and references to Intercargo shall also be deemed references to such related and affiliated entities as the context may require.

         From and after the date hereof,

         (a) Employee will maintain in confidence and will not, directly or indirectly, use, publish or otherwise disclose to any competitor of Intercargo or other third party, except as required by law or as may be expressly permitted by Intercargo, any trade secrets, confidential, proprietary, and other non-public information of a similar nature belonging to Intercargo or to which Intercargo has any rights ("Confidential Information"), except to the extent, if any, that any such information is or becomes generally known or is readily ascertainable by proper means, whether or not such Confidential Information is in written or electronic form, or exists as "know how" or as knowledge gained through his employment by Intercargo. However stored or maintained, such confidential Information includes, but is not limited to, proprietary technical and business information relating to any non-public financial information, business or product plans or costs, existing or prospective customers or customer lists, pricing data or other terms of sales, customer requirements, buying history or underwriting or risk assessment information, the identity of agents or customers or prospective agents or customers, products, coverages, the terms of any reinsurance, fronting or other agreements of Intercargo, and policy forms.

         (b) Employee will not solicit or induce, either directly or through others, any employees of Intercargo to terminate such relationship, or make contact with any such employees with the principal purpose of violating this section;

         (c) Employee shall not disparage the business, employees, officers or directors of Intercargo; and

         (d) All duties and obligations set forth herein shall be in addition to those which exist by common law or statute. Employee's obligations under this Agreement with respect to Confidential Information shall extend to information belonging to any client, vendor or customer of Intercargo and by their agents and employees to be Confidential.

8. NON-COMPETITION: NON-SOLICITATION OF CUSTOMERS AND AGENTS.

         (a) Employee shall not for 12 months following his separation from Intercargo for any reason ("Restricted Period"), call upon, or solicit through any independent agent, any person, entity or business who was an existing insured of Intercargo at any time during the period commencing sixty (60) months prior to Employee's separation from Intercargo's employment through the end of the Restricted Period for the purpose of selling to or through such customers or agents any insurance coverages or surety bonds of a type offered by Intercargo during such period. The term "existing or prospective customers" of Intercargo as used in this paragraph shall be defined and construed to mean any and all persons, corporations, partnerships, firms, associations, businesses or other entities for whom or through whom Intercargo engages in the business of providing insurance, surety bonds or conducting related business or for whom or through whom Intercargo actively sought or seeks to engage in such business during the period commencing sixty (60) months prior to Employee's separation from Intercargo's employment through the end of the Restricted Period and shall include agents and subagents of Intercargo notwithstanding that such persons or entities may have been induced to become customers and/or agents and given their patronage to Intercargo by the efforts and solicitations of Employee, or someone on his behalf.

         (b) Employee shall not, during the Restricted Period, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, agent, stockholder, consultant, independent contractor or otherwise, any individual, partnership, firm, corporation, proprietorship, association or other business organization or entity which causes the diversion of the business of Intercargo to competitors.

         The restrictions in this paragraph 8 shall be limited to any county of any state of the United States or any comparable jurisdiction of any foreign country in which Intercargo, directly or through subsidiaries or independent agencies or subproducers during the Term of this Agreement or the Restricted Period, has been or is engaged in the business described in the Recitals or this paragraph.

9. EMPLOYEE ACKNOWLEDGEMENT. Employee has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Intercargo under this Agreement, and hereby acknowledges and agrees that the same is reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Intercargo, do not stifle the inherent skill and experience of Employee, do not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interest of Intercargo and do not confer a benefit upon Intercargo disproportionate to the detriment of the Employee.

10. EXTENSION OF DURATION. In addition to the remedies Intercargo may seek and obtain pursuant to paragraph 12 hereof, the restrictions of paragraphs 7 and 8 shall be extended by any and all periods during which the Employee shall have been found by a court possessing personal jurisdiction over Employee to have been in violation of the covenants in paragraphs 7 and 8.

11. JUDICIAL MODIFICATION. The parties hereby agree that if the scope or enforceability of the covenants in paragraphs 7 and 8 hereof are in any way disputed at any time, a court or other trier of fact may modify and enforce said covenants to the extent that it believes them to be reasonable under circumstances existing at that time.

12. INJUNCTIVE RELIEF. Employee acknowledges that compliance with the restrictive covenants herein is necessary to protect the business and good will of Intercargo, and that a breach of these restrictions will cause irreparable damage to Intercargo for which monetary damages may not be adequate. Consequently, Employee agrees that in the event that he breaches or threatens to breach any of the restrictive covenants contained herein, Intercargo shall be entitled to both (i) a temporary, preliminary and/or permanent injunction in order to prevent the continuation of such harm, and (ii) money damages insofar as they can be determined. Notwithstanding any of the foregoing, nothing in this Agreement shall be construed to prohibit Intercargo or Employee from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. As money damages for the period of time during which Employee violates the restrictive covenants, Intercargo shall be entitled to recover the amount of fees, compensation or other remuneration earned by Employee as a result of any such breach.

13. NOTICES. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by personal delivery, telex, telecopier or certified mail, return receipt requested, to the applicable address set forth below (or such other address as may from time to time be designated by notice by any party hereto for such purpose):

                  To Employee:             Robert Lynyak
                                           4 Woodstone Road
                                           Chester, NJ   07930

                  To Intercargo:           Intercargo Corporation
                                           Attn:  President
                                           1450 E. American Lane, 20th Floor
                                           Schaumburg, IL   60173


                  Copy to:                 Rudnick & Wolfe
                                           203 North LaSalle Street, Suite 1800
                                           Chicago, IL   60001
                                           Attn:  Michael L. Sklar

                  Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.

14.      MISCELLANEOUS.


         (a) Except for other documents referenced in this Agreement, this written Agreement contains the sole and entire Agreement between the parties, and supersedes any and all other agreements between them.

         (b) The waiver by either party of a breach of any provision of this Agreement, shall not operate as, or be construed a waiver of any subsequent breach thereof. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith.

         (c) In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.


         (d) In any action, special proceedings or other proceedings that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Illinois shall be applicable and shall govern to the exclusion of the law of any other forum without regard to the jurisdiction in which the action or special proceeding may be instituted.

         (e) The section headings contained herein are inserted for each of reference only and shall not control or affect the meanings or construction of the provisions hereof.
         (f)      This Agreement shall be binding on and inure to the benefit of the respective parties and their respective heirs, legal representatives, successors and assigns.

         IN WITNESS WHEREOF, Intercargo has hereunto caused this Agreement to be executed by its duly authorized officers and the Employee has hereunto set his hand, all being done in duplicate originals with one being delivered to each party on the 9th day of February, 1998.
Executed at Schaumburg, Illinois on the date first above written.

INTERCARGO CORPORATION                                       EMPLOYEE


By: /s/ Stanley A. Galanski                             /s/ Robert Lynyak
   -------------------------                            ----------------------
     Its: President                                     Robert Lynyak
         -------------------

                                    EXHIBIT A


INITIAL RESPONSIBILITIES:


1. Complete operational responsibility for day to day management, staffing, profitability and growth of the non-U.S. underwriting operations. At present, this consists of the London branch office of Intercargo Insurance Company; our Hong Kong subsidiary; and the "joint-venture" with Kemper in Singapore.

2. Development of a strategy to expand our international underwriting operations in Asia, Europe and South America so as to generate at least $50 million U.S. in gross written premium annually by December 31, 2000.

3. New product development on a worldwide basis so as to introduce at least three new products annually.

4. Management of U.S. exporter's package product introduction and product line.

5. Additional underwriting management and marketing management responsibility as assigned by the President of Intercargo Corporation.

POSITION REPORTS TO:  President of Intercargo Corporation

                                    EXHIBIT B

                      EXECUTIVE INCENTIVE COMPENSATION PLAN
                                     PART I


In order to provide meaningful and objective incentives for exceptional executive performance which inures to the benefit of shareholders in the form of greater earnings and equity accumulation, the following table shall represent the allowable maximum bonus levels to be paid.

                  Pre Bonus
          Return on beginning equity               Maximum bonus allotments
          --------------------------               ------------------------
                   0-10.00%                       Up to 10% at the discretion
                                                    of the Compensation
                                                          Committee

                    12.50%                                  12.50%
                    14.00%                                  15.00%
                    15.50%                                  20.00%
                    17.00%                                  25.00%
                    18.00%                                  30.00%
                    19.00%                                  37.50%
                    20.00%                                  45.00%
                    21.00%                                  52.50%
                    22.00%                                  60.00%
                    23.00%                                  67.50%
                    24.00%                                  75.00%
                    25.00%                                  82.50%
                    26.00%                                  90.00%
                    27.00%                                  100.00%

All return on equity (ROE) percentages are to be considered as thresholds of achievement and there will be no interpolation of bonus percentage limitation for fractional increases in return on equity. If ROE is below 10%, distribution of the bonus allotment shall be at the discretion of the Compensation Committee.


Return on equity (ROE) for all eligible persons shall be defined as net operating income of Intercargo Corporation on a GAAP basis after tax but without the inclusion of extraordinary capital gains or losses arising from acquisition or sale of, merger, reorganization or recapitalization of any operating entity divided by Intercargo Corporation equity at the beginning of the measurement year.

Subject to the foregoing, the President shall be responsible for administration of the plan in conformity with the following guidelines.

                                     PART II

Section 1. Eligibility. All officers and the Chief Financial Officer shall be eligible for bonuses pursuant to the Plan.

Section 2. Measurement. The measurements shall include overall company performance, individual quantitative departmental goals and intangible or qualitative objectives. The relative weight of these measurements will vary by position as follows:

                                                      Weighted % of total bonus measurement
                                         Return of Equity          Departmental             Intangible

Chairman/President                              70%                                            30%
Underwriters/Sales/Other Vice                   30%                     50%                    20%
Presidents
Chief Financial Officer                         50%                                            50%

Basic guidelines for establishing these objectives are as follows:

Departmental Goals. Individual performances will be measured based on function. Underwriters will be measured based on underwriting gain ratios. Underwriters should never be held directly accountable for volume as it undermines underwriting policy and rates for the sake of volume. The individual departments will be assigned underwriting gain ratio objectives based on historical and industry standards. These ratios will include direct costs of the department but will be adjusted to remove general and executive overhead. In this manner, they are compelled to at least consider volume issues in order to cover direct costs but are not being held accountable for costs beyond their control. This will result in different underwriting gain ratio goals for different departments. Marketing will be measured on sales/budget goals.

Intangibles. Some departments such as accounting do not have such easily measured results. Measurements here might involve timeliness, lack of penalties, cost of administration, investment income optimization, effective tax rate and, reduction of accounting and legal fees. While tax rate and investment yield might seem to be capable of quantitative review, it must be recognized that the playing field is subject to rapidly changing outside factors.

Other important intangibles include departmental management, political development, crisis intervention, complaint avoidance or resolution, identification of underwriting or operational issues and the implementation of cost effective/shareholder beneficial solutions.

Intangibles are to be agreed upon annually and must include at least 4 items encompassing strategic long-term plans and administrative issues. This should include both personal and departmental personnel improvements goals. What constitutes fulfillment is to be also agreed. No item requiring less than 90 days to accomplish is to be included.

This section is intended to compel management to focus on itself and its systems rather than dollars and cents. It is quality oriented objective as opposed to quantity and is no less valuable to the long term health and competitiveness of the company.

Section 3. Mechanics. The final operation of the plan is limited at all times by the ROE factor. Total executive bonuses cannot exceed that percentage of compensation established by the ROE factor. Since it is unlikely that all eligible personnel would receive maximum ratings on the departmental goals and intangibles, the end cost will certainly be less than the ROE factor would allow.

The mathematics are as follows.

(a) The ROE factor establishes a limiting percentage of compensation available for bonuses.

(b) The ROE factor is multiplied times the weighted percentage given to ROE, departmental goals or intangibles.

(c) In the case of departmental goals or intangibles, this resulting percentage is multiplied times the performance/achievement matrix which has been established.

(d)      All results are multiplied by the individual's base salary.

         For example, assume (1) ROE is 17%, which permits up to 20% of base compensation as the upper limit for bonuses. (2) Underwriter scores 80% on departmental and 60% on intangibles. (3) Base salary is $100,000.

The computation is:

           ROE               +                  Departmental                             Intangibles
      ROE x weight x salary        ROE x weight x perf x salary            ROE x weight x perf x salary
      .20 x .30 x $100,000               .20 x .50 x .8 x $100,000                 .20 x .2 x .6 x $100,000
            = $6,000                              = $8,000                                 = $2,400


Total bonus for this individual would be $16,400.

Section 4. Term. The plan will be in effect for calendar years 1992 through 1995 after which time the plan shall be subject to review. The plan is subject to review and interruption or termination if the ratio of base salaries of eligible employees to total expenses or base salaries to net income exceeds levels approved for the 1992 budget.